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                                   Exhibit 99
                                   __________


FOR IMMEDIATE RELEASE

USLIFE CORPORATION TO RECORD ONE-TIME CHARGE
RELATING TO TRADITIONAL INDEMNITY
MAJOR MEDICAL PRODUCTS




NEW YORK,  NY, May  22, 1996  --   USLIFE Corporation (NYSE:USH) announced today

that its  financial statements  for the  second quarter  of 1996  will reflect a special pre-tax  charge  of  $49.6  million  to  recognize  revised  assumptions reflecting current  experience on  its traditional indemnity group major medical

products.   The charge,  on an  after-tax basis,  amounts to  $32.3  million  or approximately 93  cents per  share.  The charge includes a writedown of deferred policy acquisition  costs on  this block of business and a related adjustment of the reserve for policy benefits.



On January  29, 1996,  the Company  announced that  its subsidiary,  The  United

States Life  Insurance Company,  would  discontinue  new  sales  of  traditional

indemnity major  medical products.   Further,  it would only offer major medical

coverage through  managed care  plans in  selected markets  where it  has both a significant presence  and an  appropriate managed  care network  in place, while continuing to  provide full  support  and  service  to  all  existing  indemnity

customers regardless  of location.   Concurrently, the Company announced that it

would carefully  monitor persistency  experience of its group insurance lines in

order  to   determine  whether  financial  statement  adjustments  would  become necessary,  with  particular  attention  directed  to  major  medical  indemnity products  as  well  as  the  states  in  which  all  major  medical  sales  were discontinued.



Recoverability of  deferred policy  acquisition costs depends on future revenues and gross  profits from  the business  to which  it relates.  Evaluation of this asset, as  well as  the reserve  for policy benefits, requires assumptions as to

the amount  and timing  of  these  future  revenues  and  gross  profits.    Our

continuing study  has disclosed  that the  persistency on this block of business

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has deteriorated  to a  point that  a  revision  in  assumptions  is  necessary,

resulting in the adjustments mentioned above.



In making  this announcement,  Gordon E.  Crosby, Jr.,  chairman of the board of

USLIFE, commented:   "USLIFE  Corporation has  adapted to  changes over the past several years  in the group insurance market by moving from its historical focus on traditional  indemnity products  to a  portfolio of  non-major medical  group

products.   This strategic  shift includes  managed  care  products  offered  in

selected markets.   We  are encouraged  by the  initial market acceptance of our current product  line, and  particularly by  the significant  growth in revenues from our non-major medical products. It is our expectation that these strategies will alleviate  the negative  financial impact  associated  with  major  medical indemnity business,  permitting a reallocation of surplus and risk-based capital

resources to  more profitable  products.   This  approach  should  result  in  a

contribution to  future growth  of USLIFE's  consolidated return  on equity  and

earnings per  share.   Additionally, we  believe our  actions  will  lessen  the

negative perception  associated with  our indemnity  business and  result in the appropriate focus on our core line of business which is life insurance."


                           Questions and Answers re:
  One Time Charge For Traditional Indemnity Major Medical and Related Products



Q.  Why is the charge being recorded at this time?



A.   When we  made our  announcement in  January 1996 to discontinue the sale of indemnity products,  we were aware that this action might have an adverse impact on our  persistency results.  In line with this, we have carefully monitored and analyzed results  from that  date through May.  We have concluded that there has in fact  been a deterioration in the persistency of this business and that there is a  need to  change the  assumptions that  are used  to evaluate  the deferred policy acquisition cost asset and the reserve for policy benefits.

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Q.   What are  the expected  future financial results for the indemnity business after the accounting adjustment?



A.   Adjustments such  as this are based on "recoverability" and are intended to essentially produce a break-even financial result over the runoff period.





Q.  Are further charges relating to this business expected?



A.   We believe  the  assumptions  used  to  determine  the  current  adjustment appropriately reflect  the expected  persistency and  claims experience for this block of business.



Q.   Why are  policy reserves  affected by the charge as well as deferred policy acquisition costs?



A.   Policy reserves  are established  based on  assumptions as  to the  average claims experience  expected on the business over its anticipated life.  Based on recent claims  experience, it  is apparent  that the  quality of  this block  of business has  deteriorated and hence an adjustment to increase reserve levels is required.





Q.  Do you anticipate a need for further increases in policy reserves?



A.   Prospectively, the  Company can adjust premium rates to reflect any further deviations.





Q.   What is  the current  contribution to  Employer /  Association Group  total premium revenues from the "continuing" group lines of business?



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A.  It is estimated that the "continuing" business constitutes more than half of premiums in  force as of March 31, 1996.  The "continuing" business includes the

following products:   long  term disability, accidental death and dismemberment,

dental, standalone  life, association  group life  and health,  and managed care major medical.


Note to the Editor:
___________________

USLIFE Corporation is a life insurance-based holding company comprised of eleven wholly owned subsidiaries. With more than $162 billion of life insurance in force and nearly $8 billion in assets, USLIFE Corporation operates nationwide through three ordinary life insurance companies, a credit insurance group, and six other companies that provide investment advisory, broker-dealer, marketing, real estate, data processing and administrative services. USLIFE Corporation common stock is traded under the symbol "USH" on the New York, Chicago, Pacific and London stock exchanges.



  USLIFE 29-Year Annual Compound Growth Rates:

  Assets...................................14%

  Life Insurance in Force..................15%

  Annualized Premiums (Individual).........14%

  Capital & Surplus........................14%

  After-Tax Net Gain.......................12%




Contact:
Richard G. Hohn
Senior Vice President
Investor Relations,
Secretary and Counsel
(212)709-6415